CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333123223) pertaining to the Pulte Homes, Inc. Affiliates 401(k) Plan, of our report dated June 24, 2005, with respect to the financial statements of the Pulte Affiliates 401(k) Plan included in this Annual Report on Form 11-K for the periods of December 31, 2004.

Detroit, Michigan
June 24, 2005